SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


Date of Report:                                 April 23, 1997


Date of earliest event
reported:                                       April 23, 1997




                         MAGELLAN HEALTH SERVICES, INC.
                  (Exact name of registrant as specified in its charter).


       Delaware                   1-6639                 58-1076737
_______________________  ______________________  ______________________________
(State of incorporation)(Commission File Number)(IRS Employer Identification No)



3414 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia          30326
-------------------------------------------------------        ---------
         (Address of principal executive offices)              (Zip Code)



                  (404) 841-9200
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(Registrant's telephone number, including area code)






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Item 5.  Other Events

         On January 30, 1997, the Registrant ("Company" or "Magellan") announced that it had entered into a definitive agreement to sell substantially all of its domestic hospital real estate and related personal property (the "Assets") to Crescent Real Estate Equities Limited Partnership ("Crescent"). In addition, the Company's domestic portion of its provider business segment will be operated as a joint venture ("CBHS") that is initially owned equally by Magellan and Crescent Operating, Inc., an affiliate of Crescent ("COI"). The Company will receive $400 million in cash (before costs estimated to be $12.5 million) subject to adjustment, and warrants in COI for the purchase of 2.5% of the COI's common stock, exercisable over 12 years, as consideration for the Assets. In addition to the Assets, Crescent and COI will each receive 1,283,311 warrants (2,566,622 warrants in aggregate) to purchase Magellan Common Stock at $30 per share, exercisable over 12 years.

         In related agreements, (i) Crescent will lease the real estate and related assets to CBHS for annual rent beginning at $40 million, subject to adjustment, with a 5% annual escalation clause compounded annually and (ii) CBHS will pay Magellan approximately $81 million in annual franchise fees, subject to increase, for the use of assets retained by Magellan and for support in certain areas. The franchise fees to be paid by CBHS to the Company will be subordinated to the lease obligations in favor of Crescent. The assets retained by Magellan include, but are not limited to, the "CHARTER" name, intellectual property, protocols and procedures, clinical quality management, operating processes and the "1-800-CHARTER" telephone call center. Magellan will provide CBHS ongoing support in areas including managed care contracting services, advertising and marketing assistance, risk management services, outcomes monitoring, and consultation on matters relating to reimbursement, government relations, clinical strategies, regulatory matters, strategic planning and business development.

         The Company intends to initially use the proceeds from the sale of the Assets to reduce its long-term debt, including borrowings under its Revolving Credit Agreement. Under the terms of its Senior Subordinated Notes (the "Notes") indenture the Noteholders will have the right to put their Notes to the Company at 101% of face value. The Company intends to maintain adequate cash reserves and borrowing capacity to extinguish all the Notes, if necessary. The Noteholders right to put the Notes will expire up to 70 days subsequent to the consummation of the Crescent Transactions. The Company intends to use the remaining proceeds from the sale of the Assets, if any after debt reductions, to pursue acquisitions in its managed care and public sector business segments, develop new products and increase managed care and public sector marketing efforts.

         The Company will account for its 50% investment in CBHS under the equity method of accounting. The Company expects to record a loss before income taxes of approximately $45 million to $55 million as a result of these proposed transactions, including, but not limited to, the write-off of certain hospital-based intangible assets, collection fees associated with accounts receivable and certain restructuring and exit costs offset by the gain or loss on the sale of the Assets.

         These transactions are subject to approval by Magellan stockholders and other customary closing conditions, including the negotiation of certain financing matters.

Item 7.  Financial Statements and Exhibits

         Exhibits

          2(a) Real Estate Purchase and Sale Agreement, dated January 29, 1997, between the Company and Crescent Real Estate Equities Limited Partnership.

          2(b) Amendment  No. 1, dated  February  28,  1997,  to the Real Estate
               Purchase and Sale Agreement, dated January 29, 1997, between the Company and Crescent Real Estate Equities Limited Partnership.

          2(c) Form of Contribution  Agreement  between the Company and Crescent
               Real Estate Equities Limited Partnership.



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          4(a) Warrant Purchase  Agreement,  dated January 29, 1997, between the
               Company and Crescent Real Estate Equities Limited Partnership.

          99(a)Press Release, dated January 30, 1997.

          99(b)Form or Master  Lease  Agreement  between  Crescent  Real  Estate
               Equities Limited Partnership, as Landlord, and Charter Behavioral Health Systems, LLC, as Tenant.

          99(c)Form of  Master  Franchise  Agreement  between  the  Company  and
               Charter Behavioral Health Systems, LLC.

          99(d)Form of Franchise Agreement between the Company, as Franchisor, and Franchise Owners.

          99(e)Form of  Subordination  Agreement  between the  Company,  Charter
               Behavioral Health Systems, LLC and Crescent Real Estate Equities Limited Partnership.

          99(f)Form  of  Operating   Agreement  of  Charter   Behavioral  Health
               Systems, LLC, between the Company and a designee of Crescent Real Estate Equities Limited Partnership.

          99(g)Form of  Warrant  Purchase  Agreement  between  the  Company  and
               Crescent Operating, Inc.

          99(h)Form of Loan and Security Agreement between the Company and Charter Behavioral Health Systems, LLC.




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                                    SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated: April 23, 1997                  Magellan Health Services, Inc.

                                          By: /s/ Craig L. McKnight
                                          ----------------------------
                                          Executive Vice President and
                                          Chief Financial Officer
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